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                                                                    EXHIBIT 99.2
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 INFOCURE CORPORATION ANNOUNCES STRATEGIC INVESTMENT TO EXPAND DENTAL PRACTICE
                          MANAGEMENT SYSTEMS BUSINESS

Atlanta, GA - November 2, 1999 - InfoCure Corporation (NASDAQ: "INCX") ("InfoCure") announced today that it has signed a letter of intent with Medical Dynamics, Inc. (NASDAQ: "MEDY") ("Medy") to transfer its KComp general dental practice management business to Medy in return for shares of Medy common stock. Medy is the parent company for Computer Age Dentist Inc, a leading supplier of general dental practice management software. In connection with the execution of the letter of intent, InfoCure made a $500,000 loan to Medy to repay certain Medy indebtedness and for working capital. The loan is secured by the assets of Medy and its subsidiaries. InfoCure has also agreed to purchase additional shares of Medy common stock from Medy for $2,000,000 in cash, which the parties expect will consist of $1,500,000 in cash and forgiveness of the loan. Simultaneous with the completion of these transactions, InfoCure will assign to Medy its agreement to acquire the dental practice management software business known as PracticeWorks from Zila, Inc. (NASDAQ: "ZILA"). As a result, Medy will have approximately 5,000 practices representing 8,000 dentists with combined pro forma revenue of approximately $13 million dollars. After these transactions are completed, InfoCure will own approximately sixty percent (60%) of the total outstanding shares of Medy, on a fully diluted basis. The parties expect the transactions to close by year-end or in the first quarter of 2000. The transactions are subject to a number of conditions to closing. There can be no assurance that the parties will be able to satisfy all of these conditions or that the closing will ultimately occur in accordance with the contemplated terms.

Frederick Fine, InfoCure's President and Chief Executive Officer stated: "Our proposed investment and ownership in Medy reinforces our strategy of establishing leadership in key healthcare technology markets. By quickly capturing the doctors office "desktops" that use practice management software and systems to run their practice, we will be in a unique position to bring the individual doctor the benefits afforded by electronic commerce and Internet connectivity. We strongly believe that the practice management system is the 'portal' that will allow doctors to take advantage of these new opportunities.

In addition, we believe our business and technical understanding of the small practice market for information technology and related services will be a key element in our relationship with Medy and Medy's opportunity to capture the largest number of desktops in the dental information technology marketplace.

From a financial point of view, the structure of these transactions is very efficient and allows us to capture a substantial number of desktops and a significant amount of pro forma revenue without a large capital outlay."

Van Horsley, Medy's President and Chief Executive Officer stated: "We are delighted to be able to align ourselves with a company such as InfoCure. Their successful experience with making and integrating acquisitions will prove to be a very valuable tool for Medical Dynamics' continued strategy of consolidating dental practice management software companies."

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InfoCure is a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties, including anesthesiology, dentistry, oral and maxillofacial surgery, orthodontics, podiatry and radiology, as well as to larger general medical practices. The Company's wide range of practice management software products automate the administrative, financial and clinical information management functions of both office-based and hospital-based healthcare practices. InfoCure provides its customers with ongoing software support, training and electronic data interchange (EDI) services.

Certain statements in this release are forward-looking, including statements relating to the terms and the Company's ability to complete the transactions referenced herein, to introduce individual doctors to the benefits of electronic commerce and Internet connectivity and to achieve leadership in the dental information technology market. Although InfoCure believes that its expectations are based on assumptions within the knowledge of its business, there can be no assurance that actual results will not differ materially from those stated or implied herein. A discussion of certain risk factors that may cause results to differ from any forward-looking statements made herein can be found in filings made by the Company with the Securities and Exchange Commission.


For further information contact:
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Frederick L. Fine  James K. Price
President & CEO  Executive Vice President
(770) 857-4516  (770) 857-4517

Web Sites:  http://www.infocure.com/
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            http://www.medy.com/
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